Appendix J

Fuller & Thaler Asset Management, Inc.

Code of Ethics

June 2024

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To ensure the highest standards of integrity are maintained at all times, to avoid possible conflicts of interest in carrying out our responsibilities to the clients of Fuller & Thaler Asset Management, Inc. (“FullerThaler”) or to the public, and to avoid violating applicable securities laws, no employee1 may use his or her position, or the knowledge gained from his or her position, in any manner that involves a significant conflict between his or her personal interests and those of FullerThaler or those of any FullerThaler client.

FullerThaler is a fiduciary for the accounts it manages. Because of this fiduciary relationship, FullerThaler wants to avoid even the appearance that its employees may have received any improper benefit from information about its clients, account holdings or trading.

How to Use This Code of Ethics

Each employee must read all sections of this Code of Ethics (“Code”). Note what procedures and reporting are required of you. Please ask the Chief Compliance Officer about any aspect of this Code or how it applies to you that may be unclear.

Any reference to Chief Compliance Officer means “Chief Compliance Officer or delegate or, in his or her absence, the Chairman.”

Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. Definitions are listed at the end of the Personal Securities Transactions Policy section. You are expected to return a written acknowledgment to indicate your receipt of this Code and of any amendments to it. FullerThaler will provide each employee with a copy of this Code, any amendments to the Code, and the Code acknowledgement form.

Expectation of Compliance With Code of Ethics

FullerThaler expects employees to comply with the spirit of the Code, as well as the specific rules contained in the Code. FullerThaler treats violations of this Code (including violations of the spirit of the Code) seriously. The U.S. Securities and Exchange Commission (the “SEC”) will also take violations of this Code seriously.

Improper personal securities trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if client accounts are not harmed by your conduct.

[1] For the purposes of this Code of Ethics (with the exception of the Personal Securities Transactions Policy), the term employee shall mean “supervised person,” defined in the Investment Advisers Act of 1940, as amended, as “any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.”

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You are expected to follow compliance procedures as noted in this Code and to seek solutions to compliance issues that may arise from time to time. The Chief Compliance Officer’s unavailability to assist you in a compliance matter does not justify actions that may result in non-compliance with the Code.

Non-compliance With Code of Ethics

The consequences of non-compliance with any provision of the Code will be commensurate with the violation(s) and may include any one or more of the following:

  Immediate disgorgement of any profits resulting from a personal securities transaction that was not pre-authorized with the proceeds being donated to charity
  A letter of warning to the employee with a copy in their personnel file
  Temporary or permanent restriction or suspension of personal trading privileges
  Impact on the employee’s compensation,
  Removal of employee’s direct access to their securities accounts, or
  Demotion, suspension or termination of employment.

Employee Conduct

FullerThaler strives to maintain the highest standards of ethical conduct in all its relationships and expects its employees to uphold these standards. Employees must exercise good moral judgment at all times and no employee shall do anything illegal in the performance of his or her job. Employees should avoid putting themselves in positions in which someone could question the propriety of their actions from a legal, moral and/or conflict of interest standpoint.

FullerThaler requires employees to comply with the Federal Securities Laws. The requirements of these laws are incorporated into this Code and the Compliance Manual. All employees must report any violations of the Code, the Compliance Manual, and/or the Federal Securities Laws promptly to the Chief Compliance Officer.

No employee of FullerThaler shall be permitted to:

  Employ any device, scheme or artifice to defraud any client,
  Make to any client any untrue statement of a material fact or to omit material facts in order to mislead a client,
  Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client, or
  Engage in any manipulative practice with respect to any client.

Conflicts of Interest

A conflict of interest involves compromising or giving the appearance of compromising an employee's business ethics. FullerThaler perceives any undisclosed employee business activity that is inconsistent with FullerThaler’s best business interest to be a conflict of interest.

An employee must disclose any potential conflicts of interest to the Chief Compliance Officer or his/her manager (who will disclose the potential conflict to the Chief Compliance Officer) as soon as the employee is aware of the potential conflict. If the Chief Compliance Officer determines that an actual or potential conflict exists, FullerThaler may take whatever action appears appropriate according to the circumstances, up to and including termination in circumstances, for instance, when an employee is believed to have deliberately concealed a conflict of interest.

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While we cannot list all possible conflicts, following are some areas in which employees may face conflicts and some required procedures intended to deal with potential conflicts. Some of the procedures are required by law.

Financial Disclosure

At the time of employment, each employee must make full disclosure of all known investments and financial interests in corporations or other business entities that have any actual or potential business relationship with FullerThaler (including any subcontractors or suppliers), or that are in competition with FullerThaler. Similarly, relationships with consulting firms that render services to FullerThaler should also be disclosed. This disclosure should also include investments, financial interests, and business relationships maintained by any immediate family member of the employee.

Each employee has an ongoing obligation to make any financial disclosures required by this provision to the Chief Compliance Officer.

Use of FullerThaler Business Relationships

It is not permissible for any employee to take advantage of a business relationship established through FullerThaler to elicit special consideration, extraordinary services, below-market pricing, etc. for a personal activity. In the event an employee employs for their personal use subcontractors or suppliers that FullerThaler uses, the employee should make full disclosure to their manager. No employee should seek discounts or other financial benefits from any person doing business with FullerThaler by reason of such business; that is, employees should not use firm affiliation to obtain concessions not otherwise available in exchange for any actual or implied commitment from FullerThaler to do business with the concession grantor.

Gifts and Entertainment

Receipt of Gifts. Employees should not accept anything of substantial value, including money, discounts, tips, tickets, referral fees, finder's fees, or any other financial reward or favored personal treatment (collectively, “Gifts”) from a person doing business, or seeking to do business, with FullerThaler, including vendors to, or clients of, the firm. Generally, Gifts with a substantial value are those with a face value or cost, whichever is greater, of $100, individually or in the aggregate, from any single person or entity during the calendar year.

In the event a Gift of substantial value is received from a person doing business, or seeking to do business, with FullerThaler under circumstances where it is not feasible to return the item, the employee should turn the Gift over to his or her manager for disposition or use as corporate property and report the Gift to the Chief Compliance Officer.

Giving of Gifts. FullerThaler discourages employees from giving Gifts, especially those of substantial value, to any persons who make decisions on behalf of clients, including consultants. At a minimum, any such Gifts may give rise to an appearance of improper conduct. Before giving any Gift of substantial value to any client, prospective client, or decision maker for a client or prospective client, an employee must obtain the Chief Compliance Officer’s approval.

Managers and the Chief Compliance Officer monitor employee gift giving through their review of employees’ expense reports.

Entertainment. Employees may receive from, or provide entertainment to, a person doing business, or seeking to do business, with FullerThaler provided that the entertainment is reasonable under the circumstances and not lavish. Entertainment is any event, activity, or meal whereby the person paying for the event, activity, or meal accompanies and participates with the person invited to the event, activity, or meal. If an employee is not certain whether particular

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types or offers of entertainment are reasonable under the circumstances, he or she should ask the Chief Compliance Officer.

In the event lavish entertainment is offered, the employee should decline to receive or participate in that entertainment and report the offer to his or her manager and the Chief Compliance Officer.

Unions. The giving of Gifts to unions or union officials, regardless of value, may have implications under regulations administered by the U.S. Department of Labor. With respect to unions, the term Gifts also includes entertainment, in-office meals provided during meetings with union officials, and donations to charities or political campaigns to or on behalf of unions or union officials. An independent individual appointed by a union to serve on the board of trustees of a Taft-Hartley plan is deemed a “union official.”

An employee must report to the Chief Compliance Officer any Gift made to a union or union official (regardless of whether the union or union official is a client). In certain instances, the Chief Compliance Officer may be required to submit to the Department of Labor the details of Gifts made to unions or union officials.

Gift and Entertainment Recordkeeping. The Chief Compliance Officer will maintain records related to any Gifts or entertainment reported by employees.

Exclusion. This Gifts and Entertainment Policy does not preclude an employee from having a social relationship with a person doing business, or seeking to do business, with FullerThaler that may involve the giving and receiving of Gifts and entertainment provided: the relationship is purely social and involves no expressed or implied business commitment, public disclosure would not embarrass FullerThaler, and acceptance of the items of value does not violate any applicable law.

Charitable Contributions

FullerThaler and employees may make charitable contributions on behalf of clients or potential clients but not with the intent of influencing any client’s or potential client’s decision making. Charitable contributions on behalf of a client or potential client are limited to $250 per year per client or potential client.

Employees must promptly report to the Chief Compliance Officer any charitable contributions made that may potentially pose a conflict of interest.

Political Campaign Contributions

FullerThaler, as a firm, does not make political campaign contributions. Employees may make campaign contributions but are strictly prohibited from making any campaign contributions to clients or potential clients or from making any campaign contributions in connection with clients or potential clients that may potentially pose a conflict of interest.

A contribution includes a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

Employees must pre-clear with the Chief Compliance Officer any contributions in excess of $150, per election, per candidate.

New employees must provide the Chief Compliance Officer with information relating to any contributions made in excess of $150, per election, to an elected official or candidate for whom the individual is not entitled to vote (or $350, per election, to an elected official or candidate for whom the individual is entitled to vote) looking back six (6) months or two (2) years of becoming

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an employee. The length of the look back will be based on the new employee’s status as a non-solicitor or solicitor, respectively.

Employees are encouraged to consult with the Chief Compliance Officer before making any political contributions.

Employees must promptly report to the Chief Compliance Officer any political contributions made that may potentially pose a conflict of interest.

More information can be found in the firm’s Pay to Play Policy.

Outside Activities

Employees are encouraged to participate in civic or trade associations provided such participation does not pose a conflict of interest with the employee's position at FullerThaler and does not interfere with the performance of the employee's duties at FullerThaler.

Employees must obtain the Chief Compliance Officer’s written approval prior to participating in any outside activities in which the employee may play a significant role, such as serving on a board of directors, and that may potentially pose a conflict of interest.

Involvement in Litigation

Employees must advise the Chief Compliance Officer immediately if they become involved in any litigation or any administrative investigation or proceeding that may affect FullerThaler. Employees must also report to the Chief Compliance Officer if they receive any subpoena, are arrested, become subject to any order, or are contacted by any regulatory authority that may affect FullerThaler.

Reporting Form

The Chief Compliance Officer will provide employees with a form or forms for reporting the items covered under this section when they start working at FullerThaler and also on a quarterly basis.

Insider Trading Policy and Procedures

FullerThaler has established the following policies and procedures designed to detect and prevent insider trading. FullerThaler’s policy applies to every employee and extends to activities within and outside one’s duties at FullerThaler.

FullerThaler forbids any employee from trading (either personally or on behalf of others including accounts managed by FullerThaler) on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	Trading by an insider while in possession of material nonpublic information,
2.	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or
3.	Communicating material nonpublic information to others.
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The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Who is an Insider?

The concept of “insider” is broad and includes employees of FullerThaler. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, and bank lending officers. According to the United States Supreme Court, a company must expect a temporary insider to keep disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Material information may be communicated verbally or in writing. Information that employees should consider material includes, but is not limited to:

  Dividend changes,
  Earnings estimates,
  Changes in previously released earnings estimates,
  Significant merger or acquisition proposals or agreements,
  Major litigation,
  Liquidity problems, and
  Extraordinary management developments.

Material information does not have to relate to a company's business. For example, the United States Supreme Court has held that certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security constituted material information. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally available to the public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

  Civil injunctions
  Treble damages
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  Disgorgement of profits
  Jail sentences
  Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
  Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of this policy statement can be expected to result in serious sanctions by FullerThaler, including dismissal of the person(s) involved.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the employees of FullerThaler in avoiding insider trading, and to aid FullerThaler in preventing, detecting and imposing sanctions against insider trading. If you have any questions about these procedures you should consult the Chief Compliance Officer.

Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by FullerThaler, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.     Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially impact the price of a security if generally disclosed?

2.     Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the public by being published in Bloomberg, Reuters, The Wall Street Journal or other publications or data services of general circulation?

If, after consideration of the above, you believe or are uncertain whether the information is material and nonpublic, you should take the following steps:

1.	Do not purchase or sell the securities under consideration on behalf of yourself or others including accounts managed by FullerThaler,
2.	Do not communicate the information to others, and
3.	Report the matter immediately to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the situation, he or she will either instruct you to continue the prohibitions against trading and communication; or, allow you to proceed with the trade and communication of the information.

Restricting Access to Material Nonpublic Information

Material and nonpublic information in your possession that has been identified by you and the Chief Compliance Officer according to the identification process described above may not be communicated to anyone, including persons within FullerThaler. Care should be taken so that such information is secure. Written material non-public information should be handed over to the Chief Compliance Officer and all other copies destroyed. The Chief Compliance Officer will record any verbally obtained material non-public information and include it in a secure file with all other such written information.

Special considerations due to a higher risk of possessing material non-public information:

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•	Alternative data – Use of data from non-traditional sources beyond company financial statements, filings, and press releases may pose a risk of receiving MNPI. Examples of alternative data provided by the SEC include information “from satellite and drone imagery of crop fields and retailers’ parking lots, analyses of aggregate credit card transactions, social media and internet search data, geolocation data from consumers’ mobile phones, and email data obtained from apps and tools that consumers may utilize”. If you believe there is a risk of receiving MNPI from an alternative data source, please discuss with the Chief Compliance Officer. The Chief Compliance Officer will monitor the firm’s research and data sources.
•	Value-add investors - FullerThaler may have publicly traded institutions or key persons such as officers or directors of such institutions, principals or portfolio managers at asset management firms, or investment bankers as clients (“value-add investors”). The Chief Compliance Officer will monitor the firm’s value-add investors and if appropriate, will add the relevant securities to the firm’s restricted list.
•	Expert networks – FullerThaler generally does not use expert networks defined by the SEC as groups “of professionals who are paid for their specialized information and research services.” Expert networks may employ consultants who are related to publicly traded companies or have access to material non-public information. Should FullerThaler use an expert network consultant, it will generally only use them where written transcripts are available unless otherwise approved by the Chief Compliance Officer.

Personal Securities Transactions Policy2

FullerThaler allows its employees and members of each employee’s Family/Household to maintain personal securities accounts in which they hold a Beneficial Interest provided trading in any such accounts is conducted in accordance with the following policies and procedures. These policies only apply to personal securities transactions of Reportable Securities.

Employees are responsible for understanding all aspects of this policy and all definitions of boldfaced terms, as listed at the end of this Personal Securities Transactions Policy section. Ask the Chief Compliance Officer for any clarification on any aspect of this policy.

Prohibited Personal Securities Transactions

No employee of FullerThaler shall be permitted to:

  Purchase or short publicly traded stocks, domestic corporate bonds, and derivatives (such as options, futures, forwards, swaps) of the aforementioned.
  Sell a stock within three (3) trading days before a client account sells the same stock
  Short cover a stock within three (3) trading days before a client account short covers the same stock
  Sell a stock within three (3) trading days after a client account purchases that security

2 For the purposes of the Personal Securities Transactions Policy only, the term employee shall mean “access person,” defined in the Investment Advisers Act of 1940, as amended, as any supervised person who (A) “has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund,” or (B) “is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.” Please refer to footnote 1 for a definition of supervised person.

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  Purchase a Reportable Security in an IPO
  Participate in an investment club
  Engage in a Private Placement (a.k.a. “limited offering”) without prior written approval of the Chief Compliance Officer
  Trade excessively (trading which is judged to interfere with one’s job responsibilities).
  Place an order for a publicly traded stock, domestic corporate bond, or derivative of the aforementioned, or Reportable Fund which is good for more than one day (a “good-till-canceled order”), or
  Buy or sell a security of a mutual fund company to which FullerThaler provides investment management services EXCEPT to the extent permissible by this Policy. (See Reportable Funds paragraph, below, for more detail.)

  The Chief Compliance Officer may deny any pre-clearance request that he or she deems a potential or actual conflict of interest.

  Personal Securities Transactions Pre-Approval Process

  Prior to entering any order for a personal securities transaction in a Reportable Security, employees must submit a written request regarding the proposed transaction. A purchase or sale of a non-domestic corporate bond need no pre-approval but must be reported with the periodic quarterly and annual transactions and holdings reporting.

  An employee may use the Personal Securities Transaction Authorization Form, an email, or compliance software application, that contain similar information as the Form and submit them to the Chief Compliance Officer or to the Head of Trading Operations or Head of Domestic Strategies, with a copy to the Chief Compliance Officer. Any one of the three aforementioned individuals can approve a transaction. An individual may not approve his/her own transaction.

  The Chief Compliance Officer generally determines whether to approve personal securities transactions based on the criteria in the Prohibited Personal Securities Transactions section above. However, he or she may deny any pre-clearance request for any reason, including a determination that the transaction might create an appearance of impropriety. Approvals and denials of proposed personal securities transactions are documented in writing and maintained in a confidential file.

  FullerThaler may, in the Chief Compliance Officer’s discretion, terminate any approval of a proposed transaction based on, for example, a decision to effect transactions for clients in the relevant or a related Reportable Security. Similarly, the firm may, in the Chief Compliance Officer’s discretion, require an employee to cancel pending orders or freeze or reverse transactions based on developments or information that lead the Chief Compliance Officer to believe the transaction may involve a violation of law or of FullerThaler’s policies.

  Employees should request that their brokers place a note in their and their spouse’s brokerage account files for the broker reps to remind employees to pre-clear any verbal trades (where the feature is available at the brokerage firm).

  Reporting

  All employees of FullerThaler must submit reports of transactions and holdings of Reportable Securities according to the following guidelines. The Chief Compliance Officer will review all employees’ holdings and transactions reports to determine if employees are in compliance with this Code.

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  Initial Holdings Reporting No later than 10 days after you become an employee, you must file with the Chief Compliance Officer an Initial Holdings Form. This form requires you to list all Reportable Securities in which you or members of your Family/Household have Beneficial Interest. It also requires you to list all brokers, dealers and banks where you maintain an account in which any securities (not just Reportable Securities) are held for the direct or indirect benefit of you or a member of your Family/Household. The information must be as of a date no earlier than 45 days prior to the date you became an employee. Furthermore, this form requires you to confirm that you have read and understand this Code.

  Duplicate Statements and Confirmations

  Employees must have their brokers, dealers and banks provide to the Chief Compliance Officer copies of brokerage or account statements and trade confirmations for accounts in which Reportable Securities are maintained. Statements should be provided to the Chief Compliance Officer in the same time frame as they are sent to the employee. Employees must make these arrangements before executing any transactions in Reportable Securities with their brokers, dealers and banks.

  To the extent any Reportable Securities holdings or transactions are not reported directly by a broker, dealer, or bank to the Chief Compliance Officer, the employee has such an obligation to do so.

  Quarterly Transaction Reporting No later than 25 days after the end of March, June, September and December each year, every employee must provide to the Chief Compliance Officer a Personal Securities Quarterly Transactions Form. This form requires you to represent that you or a member of your Family/Household have not entered into any transactions in Reportable Securities, except as disclosed on the report and as detailed in your account statements and confirmations supplied to the Chief Compliance Officer.

  The Personal Securities Quarterly Transaction Form also requires you to list all new accounts established, since the last quarterly reporting, at brokers, dealers and banks by you or a member of your Family/Household in which any securities (not just Reportable Securities) were or are held for the direct or indirect benefit of you or a member of your Family/Household.

  Annual Holdings Reporting No later than 25 days after the end of each year, you must file with the Chief Compliance Officer an Annual Holdings Form. This form requires you to represent that you or a member of your Family/Household do not have any other holdings in Reportable Securities as of December 31 of the year just ended, except as disclosed on the report and as detailed in your account statements supplied to the Chief Compliance Officer.

  It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Reportable Securities) were held for the direct or indirect benefit of you or a member of your Family/Household as of December 31 of the year just ended.

  Reportable Funds

  FullerThaler provides investment management advice to clients that are investment companies registered under the Investment Company Act of 1940, as amended (a.k.a. mutual funds). For the purposes of this Code, these types of fund clients are called “Reportable Funds”. FullerThaler employees and members of their Family/Household are permitted to trade Reportable Funds in accounts for which they hold Beneficial Interest, provided such trading meets the requirements of this policy.

  FullerThaler exerts control over Reportable Funds given the firm’s role as investment advisor. Additionally, the firm possesses insider knowledge of these funds’ investments, management, and

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  investment strategies. Due to these circumstances, special care must be taken by the firm when allowing employees to trade Reportable Funds in order to prevent employees from taking improper advantage of control authority over, or insider knowledge of, these funds.

  As such, all aspects of FullerThaler’s Personal Securities Transactions Policy apply to Reportable Funds investments in any account for which an employee or member of their Family/Household hold Beneficial Interest. One exception to this policy is that employees are not required to pre-clear or report regular, scheduled (such as monthly or bi-monthly) transactions of Reportable Funds. These types of transactions may occur in an employee’s 401(k) account. However, any active trades of Reportable Funds must be pre-cleared and reported. Active trades include non-regularly scheduled trades of Reportable Funds and non-regularly scheduled rebalancing of Reportable Fund holdings in an employees’ 401(k) account. For example, if an employee wishes to move their 401(k) holdings in or out of a Reportable Fund, this type of trade must be pre-cleared and reported consistent with the Personal Securities Transactions Pre-Approval and Reporting requirements of this Code.

  Exchange Traded Funds (“ETFs”)

  The SEC requires employees of registered investment advisers to submit reports of transactions and holdings of unit investment trusts. Many Exchange-Traded Funds (“ETFs”) are organized as unit investment trusts including SPDRs, MidCap SPDRs, Nasdaq-100 Shares, and DIAMONDS. Therefore, employees of FullerThaler must report personal transactions and holdings of ETFs according to the guidelines outlined in Reporting, above. To avoid confusion, all ETFs, whether or not organized as unit investment trusts, are Reportable Securities under this Code. Because many ETFs have similar characteristics as mutual funds, such as high trading volumes and portfolios consisting of large numbers of generally liquid holdings, pre-clearing personal ETF trades is not required at this time.

  Exceptions to Personal Securities Transactions Prohibitions

  The prohibitions of this Code do not apply to the following transactions:

1.	Purchases or sales that are non-volitional on the part of the employee (or Family/Household member), including purchases or sales upon the exercise of puts or calls written by the employee (or Family/Household member) and sales from a margin account pursuant to a bona fide margin call
2.	Purchases made solely under, and with the dividend proceeds received in, a dividend reinvestment plan
3.	Purchases made upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights were so acquired.

  Other Persons to Whom Personal Securities Transactions Policy Applies

  Any person contracted or otherwise employed, even temporarily, by FullerThaler who, in connection with his or her regular functions or duties, makes, recommends, participates in or obtains information regarding purchases or sales of securities for any client account must abide by these policies and procedures.

  Proprietary FullerThaler Accounts Treated as Client Accounts

  FullerThaler manages proprietary accounts that are treated as client accounts, including Mixed Accounts and Incubated Accounts (each as defined below). Because securities traded for these accounts may also be traded in unaffiliated client accounts, FullerThaler must take special care to prevent transactions on behalf of Mixed and Incubated Accounts from unfairly advantaging

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  employees over clients. FullerThaler recognizes that multiple potential conflicts of interest exist between the proprietary accounts and the unaffiliated client accounts. For example, potential conflicts exist when allocating trades and investment opportunities that are suitable for more than one account, or when allocating trades for the same position that are priced differently, or when putting on opposing positions in the same security for different accounts. FullerThaler seeks to manage any conflicts by applying the firm’s policies and procedures otherwise applicable to unaffiliated client accounts to the management of Mixed and Incubated Accounts, as detailed below.

  Mixed Accounts

  A “Mixed Account” is a pooled investment vehicle (such as a hedge fund or collective investment fund) advised by FullerThaler (and of which FullerThaler may be the managing member, general partner, investment manager, investment adviser, sub-adviser, or the like) in which employees of FullerThaler and/or members of their Family/Household own or hold Beneficial Interests along with interests owned by unaffiliated clients or investors. Because securities traded for Mixed Accounts may also be suitable for unaffiliated client accounts, FullerThaler must take special care to prevent transactions on behalf of Mixed Accounts from unfairly advantaging employees over clients. To manage those potential conflicts, Mixed Accounts are treated as client accounts and their activities are subject to the full supervision and procedures applicable in the ordinary course of FullerThaler's business to all client accounts, including FullerThaler’s Trade Allocation Policy. Mixed Accounts, therefore, generally will not be subject to the regular pre-clearance process and other securities trading restrictions applicable to the trading of personal accounts.  The Chief Compliance Officer, in consultation with senior management, may determine otherwise in certain circumstances (such as, for example, if perceived conflicts are not efficiently mitigated by regular client account procedures).  Employees' (and members of their Family/Households') Beneficial Interests in Mixed Accounts are covered by regulatory reporting requirements set forth in Reporting, above.

  Incubated Accounts

  An “Incubated Account” is a proprietary account used to test and incubate a new firm strategy before it is made available to unaffiliated investors and clients. Incubated strategies are initially operated and managed with one or more employees of FullerThaler and/or members of his/her Family/Household as the owners of Beneficial Interests in the account. However, Incubated Accounts are treated as client accounts to allow for seamless transition to offering the strategy to unaffiliated investors and clients. These accounts are required to enter into a client investment advisory agreement with FullerThaler and to execute all trades through FullerThaler’s trading desk in accordance with FullerThaler’s Trade Allocation Policy. Because (among other factors) Incubated Account activities are subject to the full supervision and procedures applicable in the ordinary course of FullerThaler's business to all client accounts, Incubated Accounts generally will not be subject to the regular pre-clearance process and other securities trading restrictions applicable to the trading of personal accounts.  However, Incubated Accounts must pre-clear any transactions in IPOs and private placements (a.k.a. limited offerings). FullerThaler has concluded that it would significantly hinder the effective implementation of a new strategy if, during the incubation process, they were not generally treated as a client account. However, the Chief Compliance Officer, in consultation with senior management, may determine otherwise in certain circumstances (such as, for example, if perceived conflicts are not efficiently mitigated by regular client account procedures).  Employees' (and members of their Family/Households') Beneficial Interests in Incubated Accounts are covered by regulatory reporting requirements set forth in Reporting, above.

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  Definitions

  The special meanings of the following terms as used in this policy are explained below. Some of these terms are sometimes used in other contexts, not related to this Code, where they have different meanings. For example, Beneficial Interest has a different meaning in this Code than it does in other SEC rules. If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer.

  Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

  Private Placement (a.k.a. limited offering) means any stock, bond, or derivative instrument which is exempt from the registration requirements of the SEC.

  Beneficial Interest - means any opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in the profit from any transaction in securities. It also includes transactions over which a person exercises investment discretion (other than for a client of FullerThaler), even if the person does not share in the profits of the transaction. The transactions over which a person may profit, share in the profit, or exercise investment discretion are not limited to just the transactions in securities held by his or her Family/Household. Beneficial Interest is a very broad concept. Some examples of forms of Beneficial Interest include:

    Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts,
    Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account),
    Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account,
    Securities in a person's individual retirement account,
    Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account,
    Securities owned by a trust of which the person is either a trustee or a beneficiary, and
    Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

  This is not a complete list of the forms of ownership that could constitute Beneficial Interest for purposes of this policy. You should ask the Chief Compliance Officer if you have any questions

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  or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Interest in any particular situation.

  Reportable Security/Reportable Securities means anything that is considered a "security" under the Investment Company Act of 1940, such as any

    Stock, note, treasury stock, future, bond, or debenture;
    Fixed income security (except as below);
    Options on securities, on indexes and on currencies;
    Any put, call, straddle, or privilege on any security or group or index of securities, or entered into on a national securities exchange relating to foreign currency;
    Investments in foreign unit trusts and foreign mutual funds;
    Investments in private investment funds, limited partnerships, hedge funds, and investment clubs;
    Shares of Exchange Traded Funds (“ETFs”), to the extent described above in “Personal Trading Policy for Exchange Traded Funds (“ETFs”);”and
    Reportable Funds, as defined by this Code, are considered Reportable Securities to the extent described above in the “Reportable Funds” section of this Policy.

  For the purposes of this Code, the following are excluded from the definition of Reportable Security:

    Direct obligations of the U.S. Government;
    Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;
    Shares of open-end investment companies that are registered under the Investment Company Act of 1940 (a.k.a. mutual funds), however, certain personal securities transaction restrictions apply to any such company to which FullerThaler provides investment advice as described above in the Reportable Funds section of this Policy.

  Family/Household Members of your Family/Household include:

    Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);
    Your children under the age of 18;
    Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and
    Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

  There are a number of reasons why this Code covers securities transactions in which members of your Family/Household have Beneficial Interest. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could learn of information regarding FullerThaler’s trading or recommendations for client accounts and may inappropriately take advantage of that information.

  Recordkeeping

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  FullerThaler will keep copies of this Code, and any amendments thereto, records of violations and actions taken as a result thereof, and copies of supervised persons' acknowledgement of receipt of and compliance with this Code, in an easily accessible location for five years, of which the first two years will be in the firm’s offices. The Code, and any amendments thereto, will be retained for five years after the date on which they were last in effect. Employee Code acknowledgements will be retained for five years after the person ceases to be an employee. A list of employees and other persons to whom this Code applies within the past five years will be retained by the Chief Compliance Officer.

  Other Compliance Procedures

  In addition to being responsible for implementing this Code and the procedures described elsewhere in this Code, the Chief Compliance Officer is responsible for:

•	reporting any occurrence that he or she determines is a violation of this Code to management; management, in consultation with the Chief Compliance Officer, will determine an appropriate sanction for the violation;
•	making himself or herself available to assist employees with questions regarding this Code;
•	reviewing this Code on a regular basis and updating it as necessary; and
•	quarterly, the Chief Compliance Officer will compare Personal Securities Transaction Authorization Forms with Personal Securities Quarterly Transaction Forms.

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  Acknowledgement Form

  Fuller & Thaler Asset Management, Inc.

  June 2024 Code of Ethics

  Employee Acknowledgement

  I acknowledge that I have read and understand FullerThaler’s Code of Ethics. I certify that I have complied with, except as may have been otherwise previously disclosed to the Chief Compliance Officer, and will continue to comply with, FullerThaler’s Code of Ethics, including the Gifts and Entertainment, Charitable Contributions, Political Contributions, Outside Activity, and Personal Securities Transactions Policies and Procedures.

  I understand that any violations of the Code of Ethics may lead to sanctions including my dismissal.

  Name (please print): ______________________

  Signature: ______________________________

  Title: _______________________________

  Date: _______________________________

  Spousal Acknowledgement (if applicable)

  I acknowledge that my spouse and I have discussed FullerThaler’s Code of Ethics including the restrictions on buying and shorting publicly traded stocks, domestic corporate bonds, and derivatives on the aforementioned stocks and bonds. I understand that I need to talk to my spouse before I buy or sell any securities. I also understand that my spouse is prohibited from doing anything indirectly that, if done directly, would violate FullerThaler’s Code of Ethics.

  Name (please print): ______________________________

  Signature: _______________________________________

  Date: ___________________________________________

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  Fuller & Thaler Asset Management, Inc.

  Code of Ethics

  Revisions History (as of January 3, 2013)

  January 3, 2013 – Added Revisions History. Updated Political Campaign Contributions policy with relevant SEC pay to play rule provisions. Included reference to periodic reporting forms for conflicts of interest. Also included 30 day short term trading limit (i.e., holding period). Amendments adopted by the Board with an effective date of on or around January 1, 2013.

  January 1, 2014 – Reviewed the Code. Minor changes made. No Board approval required.

  June 9, 2015 – Reviewed the Code. No material changes made; no Board approval required.

  September 28, 2015 – Added prohibition on the purchase or shorting of publicly traded stocks, bonds, and derivatives (such as options, futures, forwards, swaps) of the aforementioned. Approved by the Board.

  May 13, 2016 – Updated sections on prohibited personal securities transactions and ETFs. Deleted restriction applicable solely to investment personnel and section on opposite direction trades.

  June 6, 2017 – Clarified that an individual may not approve one’s own personal securities transaction. Added a Spousal Acknowledgment.

  March 29, 2018 - Reviewed the Code. No changes made; no Board approval required.

  September 26, 2018 – Revised section on Mixed Accounts and added a section on Incubated Accounts.

  January 4, 2019 – Incubated accounts must preclear transactions in IPOs and private placements (a.k.a. limited offerings).

  December 4, 2020 – Updated personal securities transaction restrictions related to bonds to publicly traded domestic corporate bonds; this would allow munis to be bought. Clarified that an employee cannot sell a stock, rather than a Reportable Security, within three (3) trading days after a client account purchases that security; this would exclude ETFs and affiliated mutual funds from this restriction. An order for a publicly traded stock, domestic corporate bond, or derivative of the aforementioned, or Reportable Fund can be good for same day only. Also, updated that the Director of Trading Operations, the Head of Domestic Securities, and the President in addition to the Chief Compliance

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  Officer can approve personal securities transactions. Approved by the Management Group.

  September 13, 2021 - Reviewed the Code. No material changes made; no approval required.

  August 18, 2022 – Added special MNPI considerations related to alternative data, value-added investors, and expert networks per the SEC’s 4/26/22 Risk Alert on MNPI Compliance Issues. Pre-clearance requests can also be submitted via the firm’s compliance software application. Updated approvers of personal trade pre-clearance requests.

  July 12, 2023 – Clarified that non-domestic corporate bond transactions need not be pre-approved.

  June 13, 2024 – Reviewed, no material changes made, no approval required.